Sub item 77I

LEGG MASON PARTNERS INCOME TRUST
SUPPLEMENT DATED FEBRUARY 20, 2013
TO THE SUMMARY PROSPECTUS, PROSPECTUS AND
STATEMENT OF ADDITIONAL INFORMATION,
EACH DATED NOVEMBER 28, 2012, OF
WESTERN ASSET HIGH INCOME FUND

New name effective May 1, 2013, Western Asset Short Duration High Income Fund (the "Fund")

Effective May 1, 2013, the Fund's amended investment policy, amended and restated fee table and offering of Class I shares, were filed with the Securities and Exchange Commission on February 20, 2013 pursuant to Rule 497, Accession Number 0001193125-13-065654.